Exhibit 5.1

Advocaten Notarissen Belastingadviseurs

To Affimed N.V. Im Neuenheimer Feld 582 0	Claude Debussylaan 80 P.O. Box 75084 1070 AB Amsterdam

D-69120 Heidelberg Germany	T +31 20 577 1771 F +31 20 577 1775

Date 6 May 2015	J.J.J. Schutte Advocaat
Our ref. M23072790/5/20625634

Dear Sir/Madam,

Registration with the US Securities and Exchange Commission of ordinary shares in the capital of the Issuer

1	Introduction

I act as Dutch legal adviser (advocaat) to the Issuer in connection with the Registration.

Certain terms used in this opinion are defined in Annex 1 (Definitions).

2	Dutch Law

This opinion is limited to Dutch law in effect on the date of this opinion. It (including all terms used in it) is to be construed in accordance with Dutch law.

3	Scope of Inquiry

For the purpose of this opinion, I have examined, and relied upon the accuracy of the factual statements in, the following documents:

De Brauw Blackstone Westbroek N.V., Amsterdam, is registered with the trade register in the Netherlands under no. 27171912.

All services and other work are carried out under an agreement of instruction (“overeenkomst van opdracht”) with De Brauw Blackstone Westbroek N.V. The agreement is subject to the General Conditions, which have been filed with the register of the District Court in Amsterdam and contain a limitation of liability. Client account notaries ING Bank IBAN NL83INGB0693213876 BIC INGBNL2A.

3.1	A copy of the Registration Statement.

3.2	A copy of:

(a)	the Issuer’s deed of incorporation and its articles of association, as provided to me by the Chamber of Commerce (Kamer van Koophandel);

(b)	the Trade Register Extract; and

(c)	the Shareholders Register.

3.3	A copy of:

(a)	the Board Certificate;

(b)	the Underwriting Agreement;

(c)	each Corporate Resolution; and

(d)	the Power of Attorney.

3.4	The form of the Deed of Issue.

In addition, I have examined such documents, and performed such other investigations, as I considered necessary for the purpose of this opinion. My examination has been limited to the text of the documents.

4	Assumptions

For the purpose of this opinion, I have made the following assumptions:

4.1

(a)	Each copy document conforms to the original and each original is genuine and complete.

(b)	Each signature is the genuine signature of the individual concerned.

(c)	The Deed of Issue will have been executed and delivered in the form referred to in this opinion.

(d)	Each Corporate Resolution will have been validly passed and will remain in full force and effect without modification.

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(e)	The Registration Statement has been or will have been filed with the SEC in the form referred to in this opinion.

4.2

(a)	The Issuer’s authorised share capital at the time of issue of any Registration Share will be sufficient to allow for the issue.

(b)	The Registration Shares will have been offered, issued and accepted by their subscribers in accordance with all applicable laws (including, for the avoidance of doubt, Dutch law).

(c)	The nominal amount of the Registration Shares and any agreed share premium will have been validly paid in accordance with the Underwriting Agreement and the Deed of Issue.

5	Opinion

Based on the documents and investigations referred to and the assumptions made in paragraphs 3 and 4, I am of the following opinion:

5.1	When issued pursuant to a validly signed Deed of Issue, the Registration Shares will have been validly issued and will be fully paid and nonassessable[1].

6	Reliance

6.1	This opinion is an exhibit to the Registration Statement and may be relied upon for the purpose of the Registration. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an Exhibit to (and therefore together with) the Registration Statement and may not be relied upon for any purpose other than the Registration.

6.2	Each person relying on this opinion agrees, in so relying, that only De Brauw shall have any liability in connection with this opinion, that the agreement in this paragraph 6.2 and all liability and other matters relating to this opinion shall be governed exclusively by Dutch law and that the Dutch courts shall have exclusive jurisdiction to settle any dispute relating to this opinion.

[1]	In this opinion, “nonassessable” – which term has no equivalent in Dutch – means, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of his shareholdership.

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6.3	The Issuer may:

(a)	file this opinion as an exhibit to the Registration Statement; and

(b)	refer to De Brauw giving this opinion under the heading “Legal Matters” in the prospectus included in the Registration Statement.

The previous sentence is no admittance from me (or De Brauw) that I am (or De Brauw is) in the category of persons whose consent for the filing and reference as set out in that sentence is required under Section 7 of the Securities Act or any rules or regulations of the SEC promulgated under it.

Yours faithfully,

De Brauw Blackstone Westbroek N.V.

/s/ J.J.J. Schutte

J.J.J. Schutte

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Annex 1 – Definitions

In this opinion:

“Board Certificate” means the certificate dated the date of this opinion attached to this opinion as Annex 2.

“Corporate Resolution” means the Shareholders’ Resolution, each of the Managing Board Resolutions, the Pricing Committee Resolution, the Supervisory Board Resolution, and the Supervisory Board Minutes.

“De Brauw” means De Brauw Blackstone Westbroek N.V.

“Deed of Issue” means a draft deed of issue dated 6 May 2015 providing for the issue of the Registration Shares.

“Dutch law” means the law directly applicable in the Netherlands.

“Issuer” means Affimed N.V., a public company with limited liability with corporate seat in Amsterdam, the Netherlands.

“Managing Board Resolution” means each of:

(a)	A written resolution by the Issuer’s managing board dated 4 May 2015, to:

(i)	publish the Registration Statement;

(ii)	enter into the Underwriting Agreement; and

(iii)	establish a pricing committee (the “ Pricing Committee”) and authorise the Pricing Committee to (i) decide whether or not to proceed with the Offer, (ii) determine the number of Underwritten Shares, (iii) determine the maximum number of Option Shares that can be issued, and (iv) set the issue price for the Registration Shares, provided that the size of the Offer, while taking into account the aggregate number of Underwritten Shares and Option Shares to be issued and the issue price per Registration Share, does not exceed an amount of USD 40.25 million (the “Maximum Authorisation”); and

(iv)	determine that if the Issuer’s managing board wishes to increase the amount of the Maximum Authorization, the Issuer’s managing board will adopt a resolution to that effect and request the Issuer’s supervisory board for approval of such increase,

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including a power of attorney granted to each of Adi Hoess, Florian Fischer, and Jens-Peter Marschner (“Managing Board Resolution A”).

(b)	A draft written resolution by the Issuer’s managing board dated 6 May 2015, to:

(i)	resolve to issue the Underwritten Shares to Cede & Co as nominee for the Depositary Trust Company, a limited purpose trust company organised under New York State banking law; and to exclude the pre-emption rights (voorkeursrechten) in respect thereof.

(ii)	grant a right to subscribe for Option Shares for a price per share to be paid by the Underwriters for the Underwritten Shares, which price per Option Share will be reduced with an amount equal to any dividend or distribution declared by the Issuer on Underwritten Shares but not payable on Option Shares; and to exclude the pre-emptive rights (voorkeursrechten) in respect thereof (“Managing Board Resolution B”).

(c)	A written resolution by the Issuer’s managing board dated 6 May 2015, to:

(i)	resolve to increase the Maximum Authorisation with an additional aggregate amount of USD 863,000, resulting in a maximum size of the Offer of USD 41,113,000 (the “Increase of the Maximum Authorisation”).

(ii)	request the Issuer’s supervisory board for approval of the Increase of the Maximum Authorisation (“Managing Board Resolution C”).

“Offer”: means the offer by the Issuer of the Registration Shares and includes, where the context permits, the issue of the Registration Shares.

“Option Shares” means the maximum number of Registration Shares that can be issued to the Underwriters upon the exercise of a right to subscribe for common shares in the share capital of the Issuer.

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“Power of Attorney” means the power of attorney included in the resolution of the Issuer’s managing board resolution referred to in the definition of “Managing Board Resolution”.

“Pricing Committee Resolution” means the written resolution of the Pricing Committee dated 6 May 2015, to (i) resolve to proceed with the Offer; (ii) determine the number of Underwritten Shares to be issued; (iii) determine the maximum number of Option Shares that can be issued; and (iv) determine the issue price for the Registration Shares.

“Registration” means the registration of the Registration Shares with the SEC under the Securities Act.

“Registration Shares” means the newly issued common shares (gewone aandelen), nominal value EUR 0.01 each, in the Issuer’s capital, to be issued by the Issuer pursuant to the Corporate Resolutions.

“Registration Statement” means the Issuer’s registration statement on form F-1 (Registration No. 333-203638) originally filed with the SEC on 4 May 2015 as amended as of its effective date (excluding any documents incorporated by reference in it or any exhibits to it).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholders Register” means the Issuer’s shareholders register.

“Shareholder Resolution” means a written resolution of the Issuer’s general meeting of shareholders dated 12 September 2014, and with effect from 17 September 2014, to authorise the Managing Board, for a period of five years and subject to the approval of the Supervisory Board, to:

(a)	resolve to issue common shares and/or grant rights to subscribe for common shares in the share capital of the Issuer, for up to the maximum number of common shares that can be issued under the authorised share capital of the Issuer as per the date of adoption of such resolution; and

(b)	to restrict or exclude the pre-emption rights (voorkeursrechten) in respect thereof.

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“Supervisory Board Minutes” means minutes of the meeting of the Issuer’s supervisory board dated 6 May 2015, where the Issuer’s supervisory board unanimously approves the Increase of the Maximum Authorisation, resolved upon by the Issuer’s managing board in Managing Board Resolution C.

“Supervisory Board Resolution” means a draft written resolution by the Issuer’s supervisory board dated 6 May 2015, to approve all resolutions adopted by the Issuer’s managing board in Managing Board Resolution A and Managing Board Resolution B.

“the Netherlands” means the part of the Kingdom of the Netherlands located in Europe.

“Trade Register Extract” means a Trade Register extract relating to the Issuer provided by the Chamber of Commerce and dated 6 May 2015.

“Underwriting Agreement” means the underwriting agreement dated 6 May 2015 between the Issuer and the underwriters named in it.

“Underwritten Shares” means Registration Shares to be issued by the Issuer at the closing of the Offer.

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Annex 2 – Board Certificate

BOARD CERTIFICATE

FROM THE MANAGING BOARD OF AFFIMED N.V.

THE UNDERSIGNED:

1.	Adi Hoess, born on 23 December 1961;

2.	Florian Heinz Martin Fischer, born on 3 January 1968; and

3.	Jens-Peter Marschner, born on 29 November 1962,

acting in their capacity as managing directors of Affimed N.V., a public company with limited liability with corporate seat in Amsterdam, the Netherlands, and having its principal office in Heidelberg, Germany (the “Issuer”),

BACKGROUND:

(a)	The Issuer intends to seek the Registration with the SEC of the Registration Shares.

(b)	In connection with the Registration, on the date of this Board Certificate, De Brauw Blackstone Westbroek N.V. intends to issue a legal opinion in the form attached to this certificate (the “Legal Opinion”).

(c)	This Board Certificate is the “Board Certificate” as defined in the Legal Opinion.

(d)	The undersigned make the certifications in this Board Certificate after due and careful consideration and after having made all necessary enquiries.

1	Construction

1.1	Terms defined in the Legal Opinion have the same meaning in this Board Certificate.

1.2	In this Board Certificate “including” means “including without limitation”.

2	CERTIFICATION:

Each undersigned certifies the following.

2.1	Authenticity

As at the date of this Board Certificate:

(a)	all information regarding the Issuer registered or on file with the Dutch Trade Register; and

(b)	all information in the Shareholders Register;

is correct, complete and up to date.

2.2	Solvency

The Issuer is not subject to any bankruptcy proceedings, suspension of payments, emergency measures, other insolvency proceedings as defined in Article 2(a) of Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings or other laws relating to or affecting the rights of creditors.

2.3	Issue

The maximum number of Registration Shares to be issued will not exceed the maximum number of shares that can be issued pursuant to the Corporate Resolutions.

2.4	Corporate Resolutions

(a)	The undersigned are not aware of any fact or circumstances (including (i) any lack of capacity of any person, (ii) any conflict of interest, (iii) any force (bedreiging), fraud (bedrog), undue influence (misbruik van omstandigheden) or mistake (dwaling), and (iv) any amendment or supplement) which had the effect of could have the effect that any Corporate Resolution is not or ceases to be in full force and effect without modification; and

(b)	the undersigned believe that each Corporate Resolution is reasonable and fair and the undersigned are not aware of any claim (whether actual or threatened and including any claim, litigation, arbitration or administrative or regulatory proceedings) to the contrary.

2.5	General

No undersigned is aware of:

(a)	any claim (whether actual or threatened and including any claim, litigation, arbitration or administrative or regulatory proceedings) to the contrary of the certifications in this Board Certificate; or

(b)	any fact or circumstance which he or she understands or suspects has or might have any impact on the correctness of the Legal Opinion and which has not been disclosed to De Brauw in writing.

3	RELIANCE

De Brauw may rely on this Board Certificate (without personal liability for the undersigned).

4	IN EVIDENCE WHEREOF:

this Board Certificate was signed on 6 May 2015 in the manner set out below.

Name:	A. Hoess
Title:	Chief Executive Officer

Name:	F. Fischer
Title:	Chief Financial Officer

Name:	J.P. Marschner
Title:	Chief Medical Officer